Exhibit 99.1

Geron Corporation Reports Fourth Quarter and Annual 2009 Financial Results and Highlights

MENLO PARK, Calif.--(BUSINESS WIRE)--February 25, 2010--Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 and Year End Results

Net loss applicable to common stockholders for the fourth quarter of 2009 was $18.4 million or $(0.20) per share, compared to $17.6 million or $(0.22) per share for the comparable 2008 period. For fiscal 2009, the company had net loss applicable to common stockholders of $70.4 million or $(0.80) per share, compared to $62.0 million or $(0.79) per share for fiscal 2008.

In the fourth quarter of 2009, the company had revenues of $605,000, compared to $544,000 for the comparable 2008 period. For fiscal 2009, the company had revenues of $1.7 million, compared to $2.8 million for fiscal 2008. Revenues in 2009 and 2008 reflected royalty and license fee revenue and collaboration funding under various agreements. Revenues in 2008 also included receipt of a $1.5 million milestone payment.

Interest and other income for the fourth quarter of 2009 was $246,000, compared to $1.0 million for the comparable 2008 period. For fiscal 2009, interest and other income was $1.4 million, compared to $5.5 million for fiscal 2008 which reflects the lower interest rate environment during 2009. The company has not incurred any impairment charges on its marketable securities portfolio.

In the fourth quarter of 2009, the company had operating expenses of $19.0 million, compared to $18.2 million for the comparable 2008 period. Research and development expenses for the fourth quarter of 2009 were $15.3 million, compared to $14.2 million for the comparable 2008 period. Research and development expenses increased primarily due to higher non-cash compensation expense for equity-based awards. General and administrative expenses for the fourth quarter of 2009 were $3.6 million, compared to $4.0 million for the comparable 2008 period.

For fiscal 2009, the company had operating expenses of $72.0 million, compared to $69.8 million for fiscal 2008. Research and development expenses for fiscal 2009 were $57.6 million, compared to $53.7 million for fiscal 2008. Overall research and development expenses increased in fiscal 2009 primarily as a result of hiring additional personnel and increased clinical trial costs. General and administrative expenses for fiscal 2009 were $14.3 million, compared to $16.2 million for fiscal 2008.

2009 Highlights

Clinical Development

• Five presentations were given on Geron’s telomerase inhibitor, imetelstat sodium (GRN163L), at the American Association for Cancer Research annual meeting. The presentations focused on the activity of imetelstat sodium against cancer stem cells from non-small cell lung, breast, pancreatic, prostate and pediatric neural tumors.

• The U.S. Food and Drug Administration (FDA) placed Geron’s IND (Investigational New Drug application) for GRNOPC1, a cell therapy for neurologically complete, subacute spinal cord injury, on clinical hold after the company notified the agency of additional preclinical animal study data. The data showed a higher frequency of cysts than had been seen in numerous foregoing preclinical studies with clinical grade GRNOPC1, including the IND-enabling studies. The characteristics of the cysts were similar to what was observed in previous studies: non-proliferative, confined to the injury site, smaller than the injury cavity and not associated with adverse clinical outcomes.

Geron will complete a confirmatory preclinical study using GRNOPC1 that has been characterized by new markers and assays, as agreed upon in discussions with the FDA. As part of the ongoing plan to advance clinical development to cervical patients, Geron had already initiated this preclinical study in an animal model of cervical injury.

In discussions with the company, the FDA has advised that it concurs with Geron that positive data from this study can be used to support both release of the clinical hold related to Geron’s pending IND and expansion of the clinical trial to cervical patients.

• Interim data were presented from the ongoing trial of imetelstat sodium (GRN163L), a telomerase inhibitor drug, in patients with refractory, advanced solid cancers at the 2009 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The data showed that current patient exposures to imetelstat are exceeding the levels that have been associated with efficacy in several models of human cancers and that telomerase inhibition has been observed in tissue samples from patients, while minimizing hematological toxicities through an alternative dosing schedule.

• Interim data were presented from the Phase II trial of GRNVAC1, an autologous dendritic cell vaccine targeting telomerase, in patients with acute myelogenous leukemia (AML) at the 51st Annual Meeting of the American Society of Hematology. The data showed that the endpoints of safety and tolerability have been met. In addition, in the study a number of high risk patients have entered the extended boost phase of the vaccination regimen. These patients have been in remission for a period ranging from four months to nearly two years. Analyses of minimal residual disease by qPCR of WT-1, a tumor gene associated with differentiation and proliferation of AML, showed that the 14 patients who remain in complete remission are negative for WT-1.

Product Development

• Geron scientists published data in the journal Regenerative Medicine demonstrating that dendritic cells (DCs) scalably manufactured from human embryonic stem cells (hESCs) exhibit the normal functions of naturally occurring human DCs found in the bloodstream. These findings support the use of hESC-derived DCs in therapeutic vaccine applications for cancer and other diseases.

• Geron collaborators published data in Stem Cells showing that oligodendrocyte progenitor cells (OPCs) derived from hESCs, when transplanted into a rodent model of cervical spinal cord injury, reduced tissue damage within the lesion and improved recovery of locomotor function. These data provide preclinical proof-of-concept for the use of GRNOPC1, Geron’s hESC-derived oligodendrocyte progenitor product, in patients with cervical spinal cord injuries.

Business Development, Finance and Intellectual Property

• On February 19, 2009, Geron completed a public offering of 7,250,000 shares of the company’s common stock at a public offering price of $6.60 per share. Total net proceeds after offering expenses were $45.9 million.

• GE Healthcare, a unit of General Electric Company, and Geron entered into a global exclusive license and alliance agreement to develop and commercialize cellular assay products derived from hESCs for use in drug discovery and development.

• Geron sold shares of its common stock and warrants to purchase common stock to certain institutional investors for proceeds of $3.6 million. The proceeds funded an equity contribution to ViaGen, Inc. to maintain Geron’s ownership interest, and were in part used to repay a $1.5 million loan extended by Geron to ViaGen.

• Corning Incorporated, Geron’s collaborator, presented data showing multi-passage growth of multiple undifferentiated hESC lines and the subsequent differentiation of one of these cell lines into cardiomyocytes. Corning is developing novel synthetic surface matrices that support the growth and differentiation of hESCs in a defined, animal-free medium.

• U.S. Patent and Trademark Office, Board of Patent Appeals and Interferences, granted Geron’s request to declare an interference between a patent application owned by Geron and U.S. Patent No. 7,510,876 (the ‘876 patent) owned by Novocell, Inc. The patent filings cover technology for the differentiation of hESCs into the precursors of numerous endoderm cell types, including pancreatic islet cells. The subject matter claimed in the ‘876 patent was disclosed in a Geron patent application filed more than two years before the corresponding series of Novocell applications.

Subsequent Event to Fiscal 2009

• In January 2010, the company exchanged outstanding warrants held by certain institutional investors for shares of Geron common stock. In connection with the exchange, the company sold additional shares of common stock to the investors at a premium to market for gross proceeds of $10.0 million, and issued warrants to the investors to purchase an additional $5.0 million of common stock at the premium price.

Conference Call

At 8 a.m. PT/11 a.m. ET on February 26, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s fourth quarter and year-end results.

Participants can access the conference call via telephone by dialing 866-788-0547 (U.S.); 857-350-1685 (international). The passcode is 25454138. A live audio-only Webcast is also available through a link that is posted on the conferences page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through March 28.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2009.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	UNAUDITED Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except share and	2009	2008	2009	2008
per share data)

Revenues from collaborative agreements	$225	$54	$450	$294
License fees and royalties	380	490	1,276	2,509
Total revenues	605	544	1,726	2,803

Operating expenses:
Research and development	15,339	14,229	57,617	53,664
General and administrative	3,638	4,018	14,343	16,183
Total operating expenses	18,977	18,247	71,960	69,847
Loss from operations	(18,372)	(17,703)	(70,234)	(67,044)

Unrealized gain (loss) on fair value of derivatives	444	(321)	157	418
Interest and other income	246	1,029	1,374	5,542
Losses recognized under equity method investment	(682)	(615)	(1,338)	(844)
Interest and other expense	(27)	(22)	(143)	(93)
Net loss	(18,391)	(17,632)	(70,184)	(62,021)
Deemed dividend on derivatives	—	—	(190)	—
Net loss applicable to common stockholders	$(18,391)	$(17,632)	$(70,374)	$(62,021)

Basic and diluted net loss per share:
Net loss per share applicable to common stockholders	$(0.20)	$(0.22)	$(0.80)	$(0.79)
Shares used in computing net loss per share applicable to common stockholders	90,203,145	79,226,665	88,078,557	78,187,795

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2009	2008

Current assets:
Cash, cash equivalents and restricted cash	$35,392	$110,164
Current marketable securities	77,009	53,491
Other current assets	5,378	4,591
Total current assets	117,779	168,246

Noncurrent marketable securities	54,669	—
Property and equipment, net	3,938	4,386
Deposits and other assets	3,996	3,586
	$180,382	$176,218

Current liabilities	$7,455	$7,711
Noncurrent liabilities	350	52
Stockholders’ equity	172,577	168,455
	$180,382	$176,218

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com